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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use of our report dated November 20, 1998, and to all references to our Firm included in or made a part of this registration statement of Nuveen Investment Trust III (comprised of the Nuveen Income Fund).



                                        ARTHUR ANDERSEN LLP


Chicago, Illinois
November 20, 1998